    As filed with the Securities and Exchange Commission on August 11, 1999.
                                                     Registration No. 333-66333
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 4
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ---------------------
                                  Nolbo, Inc.
                            ---------------------
                (Name of small business issuer in its charter)

          Delaware                       5812                    59-3518685
----------------------------   ---------------------------   -------------------
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
     of organization)           Classification Code No.)     Identification No.)


                             8426 Sunstate Street
                                Tampa, FL 33634
                                (813) 882-4753
   --------------------------------------------------------------------------
   (Address and telephone number of principal executive offices and principal place of business.)


                          Marvin M. Nolley, President
                                  Nolbo, Inc.
                             8426 Sunstate Street
                                Tampa, FL 33634
                                (813) 882-4753
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                  Copies to:
    Steven Morse, Esq.                                Henry C. Malon, Esq
    Lester Morse P.C.                                One Battery Park Place
      Suite 420                                            Suite 300
  111 Great Neck Road                                New York, NY 10004
 Great Neck, NY 11021                                Phone: (212) 483-9600
 Phone: (516) 487-1446                                Fax: (212) 422-7839
                                                      Fax: (516) 487-1452

     Approximate date of commencement of proposed sale to public:
     As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                                          Calculation of Registration Fee
=========================================================================================================
                                                     Proposed
          Title of Each               Amount          Maximum        Proposed Maximum        Amount of
       Class of Securities             to be      Offering Price    Aggregate Offering     Registration
         Being Registered           Registered       Per Unit            Price(1)               Fee
---------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.001
 par value ......................    300,000          6.00               1,800,000           $  531.00
---------------------------------------------------------------------------------------------------------
Underwriter's Warrant ...........     30,000          .001                      30                 .01
---------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.001
 par value, underlying the
 Underwriter's Warrant ..........     30,000          9.00                 270,000               79.65
---------------------------------------------------------------------------------------------------------
Total Registration Fee ....................................................................  $  610.66(2)
=========================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Previously paid.

                                  NOLBO, INC.

Cross-Reference Sheet Showing Location in prospectus of Information Required by
                               Items in Part I of Form SB-2

                            Registration Statement

                     Item Number and Caption                              Location in prospectus
                     -----------------------                              ----------------------
 1.     Front of Registration Statement and Outside         Outside Front Cover Page of Prospectus
        Front Cover of prospectus

 2.     Inside Front and Outside Bank Cover Pages of        Inside Front and Outside Bank Cover Pages of
        prospectus                                          Pages of prospectus Prospectus; Additional
                                                            Information

 3.     Summary Information and Risk Factors                Prospectus Summary; Risk Factors

 4.     Use of Proceeds                                     Use of Proceeds

 5.     Determination of Offering Price                     Outside Front Cover Page of Prospectus;
                                                            Underwriting

 6.     Dilution                                            Dilution

 7.     Selling Security holders                            Not Applicable

 8.     Plan of Distribution                                Outside Front Cover Page of prospectus;
                                                            Underwriting

 9.     Legal Proceedings                                   Business -- Legal Proceedings

10.     Directors, Executive Officers, Promoters and        Management
        Control Persons

11.     Security Ownership of Certain Beneficial Owners     Principal Stockholders
        and Management

12.     Description of Securities                           Description of Securities; Dividends

13.     Interest of Named Experts and Counsel               Experts and Legal Matters

14.     Disclosure of Commission Position on                Underwriting
        Indemnification for Securities Act Liabilities

15.     Organization Within Last Five Years                 Business; Certain Transactions

16.     Description of Business                             Prospectus Summary; Business

17.     Management's Discussion and Analysis or Plan        Management's Discussion and Analysis of Financial
        of Operation                                        Condition and Results of Operations

18.     Description of Property                             Business

19.     Certain Relationships and Related Transactions      Certain Transactions

20.     Market for Common Equity and Related                Risk Factors; Shares Eligible for Future Sale;
        Stockholder Matters                                 Description of Securities

21.     Executive Compensation                              Management -- Executive Compensation

22.     Financial Statements                                Financial Statements

23.     Changes in and Disagreements with Accountants       Not Applicable
        on Accounting and Financial Disclosure

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated August 11, 1999

                                  Nolbo, Inc.
                                 Common Stock

     This is an initial public offering of up to 300,000 shares of common stock of Nolbo, Inc. If a minimum of 200,000 shares are not sold, all monies will be promptly returned to investors without deductions or interest. The offering period will expire on ________, 1999 and it may be extended by us until _______, 1999. Arrangements have been made to place the funds of the offering in escrow.

     Before the offering, there has been no public market for the common stock. Should a public market develop, the offering price of $6.00 per share may not reflect the market price of the shares after the offering. We plan to seek to list the common stock on the OTC Electronic Bulletin Board under the symbol "____."

     Before you decide to invest in the Nolbo common stock, carefully read this Prospectus, especially the risk factors beginning on page 5.

     The purchase of Nolbo's common stock involves the purchase of speculative securities and involves a high degree of risk.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

==================================================================
                        Price to                      Proceeds to
                         Public       Commissions        Nolbo
------------------------------------------------------------------
Per Share .........    $     6.00      $    .60       $     5.40
------------------------------------------------------------------
Minimum ...........    $1,200,000      $120,000       $1,080,000
------------------------------------------------------------------
Maximum ...........    $1,800,000      $180,000       $1,620,000
==================================================================

                           FIRST LEVEL CAPITAL, INC.




                        Prospectus dated August __, 1999

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                            -----
Prospectus Summary .......................................................................    3
Summary Financial Data ...................................................................    4
Risk Factors .............................................................................    5
   We have losses from prior operations and no assurances of future
    profitable operations ................................................................    5
   We have limited working capital and may encounter future
    liquidity problems ...................................................................    5
   Potential difficulties in obtaining suitable sites may hinder our expansion plans .....    5
   Competition from a significant number of fast food chains in
    Tampa-St. Petersburg area may adversely affect our
    revenues and profitability ...........................................................    5
   Possible lack of legal protection for the use of the name Gladstone's
    for our restaurants ..................................................................    5
   We may need additional capital and may not be able to obtain it .......................    5
   Nolbo could be subjected to significant product liability claims in the future ........    5
   Our common stock has never been publicly traded so we cannot predict the extent to which a trading market will develop for
    our common stock .....................................................................    6
   Lack of at least two independent directors and committees could result
    in less objectivity and conflicts of interest ........................................    6
   Dependence upon Marvin Nolley and Bo Grektorp-key man life insurance
    may be inadequate to compensate for the loss of their services .......................    6
   Disparity between consideration paid for Nolbo's common stock by
    existing shareholders and the consideration paid by the public .......................    6
   "Penny Stock" regulations might in the future adversely affect the
    purchasers' resale of common stock ...................................................    6
Forward Looking Statements ...............................................................    6
Use of Proceeds ..........................................................................    7
Dividend Policy ..........................................................................    8
Dilution .................................................................................    8
Capitalization ...........................................................................   10
Management's Discussion and Analysis of Financial Condition and
 Results of Operations ...................................................................   10
Business .................................................................................   12
Management ...............................................................................   18
Principal Stockholders ...................................................................   21
Certain Transactions .....................................................................   22
Description of Securities ................................................................   22
Shares Eligible for Future Sale ..........................................................   23
Underwriting .............................................................................   23
Legal Matters ............................................................................   26
Experts ..................................................................................   26
Financial Statements .....................................................................   F-1

                              PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus before you decide to invest.

                                     Nolbo


     Nolbo is engaged in the business of owning and operating two restaurants in Tampa, Florida which specialize in high quality, quickly served gourmet grilled chicken. The restaurants operate under the name "Gladstone's Grilled Chicken." We intend to use the net proceeds of the offering to open between three and five additional restaurants in the Tampa -- St. Petersburg, Florida area. Our executive offices are located at 8426 Sunstate Street, Tampa, FL 33634 and our telephone number is (813) 882-4753.


                                 The Offering

Securities offered
 by Nolbo                   300,000 Shares (maximum)
                            200,000 Shares (minimum)

Offering price...........   $6.00 per Share

Escrow agent.............   Continental Stock Transfer & Trust Company

Common stock outstanding
 prior to the offering...   906,000 Shares

Common stock to be outstanding

 after the offering......   1,206,000 Shares (maximum)
                            1,106,000 Shares (minimum)

                            SUMMARY FINANCIAL DATA

     The summary financial data is derived from the historical consolidated financial statements of Nolbo. This summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as Nolbo's historical consolidated financial statements and the related notes thereto, included elsewhere in the prospectus.

                                                                                       Ten Months Ended
                                                       Year Ended June 30,                 April 30,
                                                  -----------------------------   ---------------------------
                                                       1997            1998           1998           1999
                                                  -------------   -------------   -----------   -------------
                                                                                          (unaudited)
Statement of Operational Data:
  Net Sales ...................................    $1,025,162      $1,026,404      $837,739      $  898,301
  Net Income (Loss) ...........................       (18,585)         18,942        12,104        (215,866)
  Net Income (Loss) per common share ..........          (.02)            .02           .01            (.24)
  Weighted average number of shares outstanding
   during the period ..........................       906,000         906,000       906,000         906,000


                                             June 30, 1998     April 30, 1999
                                            ---------------   ---------------
                                                       (Unaudited)
Balance Sheet Data:
  Total Assets ..........................      $  88,136         $ 234,836
  Net Tangible Assets (Deficit) .........            922           (49,730)
  Working Capital (Deficit) .............        (20,396)           52,279
   Total Liabilities ....................         80,722           218,288
   Stockholders' Equity .................          7,414            16,548

                                 RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

We have losses from prior operations and no assurances of future profitable operations.

     Our operations for the ten months ended April 30, 1999 and 1998 and for years ended June 30, 1998 and 1997, resulted in net income (loss) of $(215,866), $12,104, $18,942 and $(18,585), respectively. We can provide no assurances that our operations will be profitable in the future.


We have limited working capital and may encounter future liquidity problems.

     Nolbo has historically had limited working capital. Nolbo had working capital of $52,279 at April 30, 1999 and a working capital deficit of $(20,396) at June 30, 1998. While we expect the proceeds of this offering to provide us with sufficient working capital, there is no assurance that future operations will not encounter capital resource and liquidity problems.

Potential difficulties in obtaining suitable sites may hinder our expansion plans.

     Our objective is to grow more rapidly by opening up between three and five additional restaurants in the greater Tampa-St. Petersburg Florida area with the number of restaurants dependent upon the amount of proceeds raised in this offering. Our ability to successfully expand the number of our restaurants will depend upon finding and leasing suitable restaurant sites and obtaining permits and licenses for building restaurants on such sites. Difficulties encountered in such endeavors will delay our expansion plans and increase costs.

Competition from a significant number of fast food chains in Tampa-St. Petersburg area may adversely affect our revenues and profitability.

     The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, services, food quality including taste, freshness, healthfulness and nutritional value and location. There are numerous well-established competitors in the Tampa-St. Petersburg area possessing substantially greater financial, marketing, personnel and other resources than us and substantially longer operating histories. We compete with fast food chains specializing in chicken products. To a lesser extent, our competitors also include major pizza and hamburger chains, many of which have introduced chicken products. We can provide no assurances that we will be able to successfully compete with such competitors.

Possible lack of legal protection for the use of the name Gladstone's for our restaurants.

     Another company that is believed by management to operate one restaurant in California, has registered the marks "Gladstone's" and "Gladstone 4 Fish and Design" with the U.S. Patent and Trademark Office and could in the future bring a trademark infringement action against us in Florida seeking injunctive relief and damages for our use of the name Gladstone's. While we believe that we have valid defenses to such an action, no assurances can be given that we would prevail in such a legal action. Any lawsuit would involve us incurring significant legal costs in the defense of such a lawsuit and, if unsuccessful, we could be forced to pay a material damage award and/or change our name which may adversely effect our operations.

We may need additional capital and may not be able to obtain it.

     We believe that the proceeds from this offering together with our current cash balances and anticipated cash to be generated from operations will be sufficient to meet our expected operating and capital requirements for at least one year. However, we may need to raise additional funds in order to support further expansion, meet competitive pressures, or respond to unanticipated requirements. We cannot assure you that additional financing will be available if needed on terms favorable to us.

Nolbo could be subjected to significant product liability claims in the future.

     We may be liable if the consumption of any of our products cause injury, illness or death. While we are not aware of the occurrence of any injury, illness or death relating to our restaurants, a product liability claim or judgment against us could cause serious losses.

Our common stock has never been publicly traded, so we cannot predict the extent to which a trading market will develop for our common stock.


     There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. We plan to list the common stock for trading on the OTC Electronic Bulletin Board. We can provide no assurance that such listing will be obtained.


Lack of at least two independent directors and committees could result in less objectivity and conflicts of interest.

     Our board of directors consists of four directors. Three of the directors also serve as executive officers. The absence of at least two outside or disinterested directors and committees composed of such disinterested directors, could result in less objectivity and an increased risk for conflicts of interest with respect to decisions made by Nolbo's board of directors.

Dependence upon Marvin Nolley and Bo Grektorp-key man life insurance may be inadequate to compensate for the loss of their services.

     We believe that our ability to successfully operate our existing operations, implement expansion plans and to operate profitably depends on the continued employment of Marvin Nolley and Bo Grektorp. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely effected. We will attempt to obtain a $1 million key man life insurance policy on the lives of each of Messrs. Nolley and Grektorp. We can provide no assurances that such insurance would adequately compensate us for the loss of their services or that we would be able to recruit and retain new management personnel should the need arise.

Disparity between consideration paid for Nolbo's common stock by existing shareholders and the consideration paid by the public.

     The investors in this offering will pay $6.00 per share for shares of Nolbo's common stock which is substantially higher than the $.12 per share previously paid by current stockholders.

     "Penny Stock" regulations might in the future adversely affect the purchasers' resale of common stock.

     The SEC has adopted "penny stock" regulations which apply to certain securities with a market price of under $5.00. These regulations could adversely impact the ability of the purchasers in the offering to resell the shares of common stock purchased if the market price of common stock drops below $5.00. See "Description of Securities" for a discussion of some of these rules.

                          FORWARD LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in the prior section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     The net proceeds to be received from the sale of the shares offered by Nolbo (after payment of estimated offering expenses) will be approximately $800,000 (minimum) and $1,310,000 (maximum). As reflected in the table below, the proceeds will be used to open additional restaurants, to repay indebtedness and for working capital. The number of restaurants to be opened will depend upon the number of shares sold in the offering and can range from three restaurants if only the minimum number of shares is sold to a maximum of five restaurants if all shares are sold. In 1998, Nolbo completed a $150,000 bridge financing. The proceeds of the bridge financing were used to commence refurbishing and installing a point of sales system that will enable customer information to be tracked, to finance the expenses of this offering and for general working capital. Nolbo has allocated $163,000 to repay the notes (including estimated interest) on the basis that the holders of the notes demand payment. Any monies not used to repay the notes would be re-allocated to working capital. The following table sets forth the Company's intended use of the net proceeds:

                                                                 Minimum        Maximum
                                                               -----------   -------------
Lease and build up to five additional restaurants ..........    $540,000      $  900,000
Repayment of bridge financing ..............................     163,000         163,000
Working capital ............................................      97,000         247,000
                                                                --------      ----------
TOTAL ......................................................    $800,000      $1,310,000
                                                                ========      ==========

     Based on currently proposed plans and assumptions relating to the implementation of its business plans, Nolbo believes that the proceeds from the sale of the minimum offering will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of such offering. In the event that the Nolbo's plans change, its assumptions change or prove to be inaccurate or if the proceeds of the offering otherwise prove to be insufficient to implement its business plan, Nolbo may find it necessary or desirable to reallocate a portion of the proceeds within the above described categories, use proceeds for other purposes, seek additional financing or curtail its operations. There can be no assurance that any additional financing will be available to Nolbo on acceptable terms, or at all.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

Bridge Financing

     Between July 29 and September 18, 1998, Nolbo raised $150,000 in bridge financing from non-affiliated investors. In exchange for such loans, Nolbo issued to the bridge lenders non-convertible notes due the earlier of the completion of the offering or two years from the date of issuance in the principal amount of $120,000 and convertible notes in the principal amount of $30,000 due two years from the date of issuance. Each note bears interest at the rate of ten percent per annum. The principal of the convertible notes is convertible at the option of the holder into shares of Nolbo's common stock at $1.00 per share at anytime from the date of issuance until the convertible notes are retired. At the option of the holders of the notes, such holders may demand prepayment of the notes in the event that Nolbo raises gross proceeds of at least $1,000,000 through either public or private financing. The shares underlying the convertible notes are subject to a lock-up agreement.

                                DIVIDEND POLICY

     Nolbo currently intends to retain any earnings to finance the development and expansion of Nolbo's business and does not anticipate paying any cash dividends on its common stock in the foreseeable future. The declaration and payment of cash dividends by Nolbo are subject to the discretion of the board of directors of Nolbo. Any future determination to pay cash dividends will depend on Nolbo's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. Nolbo is not currently subject to any contractual arrangements which restricts its ability to pay cash dividends.

                                   DILUTION

     The net tangible book value (deficit) per share of Nolbo as of April 30, 1999 was approximately $(.05) per share of common stock. Net tangible book value (deficit) per share is determined by dividing the tangible net worth of Nolbo (tangible assets less all liabilities) by the total number of outstanding shares of common stock. Nolbo's tangible assets consists of all of its assets as shown on its balance sheet, except for intangible assets consisting of $66,278 as of April 30, 1999. After giving effect to the sale by Nolbo of 200,000 Shares (minimum), the adjusted net tangible book value per share of Nolbo as of April 30, 1999 would have been approximately $.68. This represents an immediate increase in the adjusted net tangible book value per share of $.73 to existing common stockholders and an immediate dilution (the difference between the $6.00 price to the public per share of common stock and the adjusted net tangible book value per share of common stock after the offering) in the adjusted tangible book value of $5.32 per share of common stock (representing a dilution percentage of approximately 89%) to new investors. After giving effect to the sale by Nolbo of 300,000 Shares (maximum), the adjusted net tangible book value per share of Nolbo as of April 30, 1999 would have been approximately $1.05. This represents an immediate increase in the adjusted net tangible book value per share of $1.10 to existing common stockholders and an immediate dilution (the difference between the $6.00 price to the public per share of common stock and the adjusted net tangible book value per share of common stock after the offering) in the adjusted tangible book value of $4.95 per share of common stock (representing a dilution percentage of approximately 82%) to new investors.

     The following table illustrates this per share of common stock dilution:

                                                                                 Minimum      Maximum
                                                                                ---------   ----------
The initial price of a share of common stock paid by new investors ..........    $  6.00     $  6.00
Adjusted net tangible book value per share of common stock before the
 Offering ...................................................................       (.05)       (.05)
Increase in adjusted net tangible book value per share of common stock
 attributable to new investors ..............................................        .73        1.10
                                                                                 -------     -------
Adjusted net tangible book value per share of common stock after the
 offering ...................................................................        .68        1.05
                                                                                 -------     -------
Dilution in adjusted net tangible book value per share of common stock to
 new investors ..............................................................    $  5.32     $  4.95
                                                                                 =======     =======

     The following tables summarize, as of the completion of the offering, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from Nolbo and the total and average cash consideration paid per share. (Cash consideration includes cash and cost basis of property contributed to Nolbo.)

                               TABLE I (Minimum)

                                                Approximate                           Approximate       Average
                                                 Percentage                            Percentage        Price
                                    Shares        of Total         Total Cash           of Total          Per
                                  Purchased        Shares       Consideration $     Consideration %     Share $
                                 -----------   -------------   -----------------   -----------------   --------
Public Stockholders ..........      200,000          18            1,200,000               92          6.00
Present Stockholders .........      906,000          82              109,798                8           .12
                                  ---------         ---            ---------              ---
Total ........................    1,106,000         100            1,309,798              100
                                  =========         ===            =========              ===

                              TABLE II (Maximum)

                                                Approximate                           Approximate       Average
                                                 Percentage                            Percentage        Price
                                    Shares        of Total         Total Cash           of Total          Per
                                  Purchased        Shares       Consideration $     Consideration %     Share $
                                 -----------   -------------   -----------------   -----------------   --------
Public Stockholders ..........      300,000          25            1,800,000               94          6.00
Present Stockholders .........      906,000          75              109,798                6           .12
                                  ---------         ---            ---------              ---
Total ........................    1,206,000         100            1,909,798              100
                                  =========         ===            =========              ===

                                CAPITALIZATION


     The following table sets forth, as of April 30, 1999, (i) the actual capitalization of Nolbo, and (ii) the pro forma capitalization of Nolbo, including the issuance of 200,000 shares of common stock (minimum) and 300,000 shares (maximum).

     The table below should be read in conjunction with the financial statements of Nolbo and notes thereto included elsewhere in the prospectus. The table does not reflect options to purchase 50,000 shares of common stock which may be granted under Nolbo's Stock Option Plan, underwriter's warrants to purchase up to 30,000 shares of common stock, and notes owned by certain bridge lenders convertible into a total of 30,000 shares of common stock.

                                                                     April 30, 1999
                                                     ----------------------------------------------
                                                                          Pro             Pro
                                                         Actual          Forma           Forma
                                                     -------------   ------------   ---------------
                                                                        Minimum         Maximum
Stockholders' Equity:
Preferred Stock, $.001 par value, 5,000,000 shares
 authorized, no shares outstanding ...............             0            0                   0
Common Stock, $.001 par value 20,000,000 shares
 authorized, 906,000 shares issued, 1,106,000
 shares issued and outstanding pro forma
 minimum and 1,206,000 shares issued and
 outstanding pro forma maximum ...................           906        1,106               1,206
Additional Paid-in-capital .......................       333,892     1,133,692          1,643,592
Retained Earnings (deficit) ......................      (318,250)    (318,250)           (318,250)
                                                      ----------     ---------        -----------
   Total Stockholders' Equity ....................    $   16,548     $816,548         $ 1,326,548
                                                      ==========     =========        ===========


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATION


     This discussion should be read in conjunction with the information in the financial statements of Nolbo and notes thereto appearing elsewhere in this prospectus.

Results of Operations

Ten Months Ended April 30, 1999 vs. Ten Months Ended April 30, 1998

     During the ten months ended April 30, 1999, our net sales were $898,301 as compared to $837,739 for the prior year, an increase of approximately 7%. Our net sales grew due to stronger sales in Nolbo's catering business and an increase in the number of customers at our restaurants. In future periods, our sales are not expected to significantly increase until or unless additional stores are opened.

     During the ten months ended April 30, 1999, our gross profit was $605,785, representing an increase of $53,387 or 9.7% from the comparable period of the prior year. During the ten months ended April 30, 1999, our gross profit percentage was approximately 67.4% as compared to approximately 65.9% for the comparable period of the prior year. During the ten months ended April 30, 1999, we successfully reduced food and labor costs in order to increase gross margins.

     During the ten months ended April 30, 1999, our operating expenses consisted of selling, general and administrative expenses and depreciation of $659,454 as compared to $538,938 for the comparable period of the prior year. This increase resulted from increased management compensation under three employment agreements with officers, two of whom are principal stockholders (the approximate $75,000 liability for this compensation was, however, forgiven by the officers and was recorded as a capital contribution). Selling, general and administrative expenses as a percentage of net sales was approximately 73.4% for the ten months ended April 30, 1999 as compared to 62.3% for the comparable period of the prior year.

     During the ten months ended April 30, 1999, our net loss was $(215,866) as compared to a net income of $12,104 for the comparable period of the prior year. The increased net loss for the ten months ended April 30, 1999 was due to previously discussed management compensation and interest charges of $162,197 as compared to $3,856 for the comparable period of the prior year. The ten months ended April 30, 1999 include $150,000 of interest expense to recognize the complete charge-off of loan discount related to the conversion feature of our convertible notes sold during this period.

Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

     During fiscal 1998, our net sales were $1,026,404 as compared to $1,025,162 for the prior year. Our net sales remained constant during the past two years and are not expected to significantly increase until or unless additional stores are opened.

     During fiscal 1998, our gross profit was $681,917, representing an increase of $28,406 or 4.3% from the comparable period of the prior year. During fiscal 1998 our gross profit percentage was approximately 66.4% as compared to approximately 63.7% for the comparable period of the prior year. During fiscal 1998, we successfully reduced food and labor costs in order to increase gross margins. The improved margins resulted in us achieving income from operations of $20,555 as compared to a loss from operations of ($14,167) for the comparable period of the prior year.

     During fiscal 1998, our operating expenses remained constant with selling, general and administrative expenses of $631,384 as compared to $632,103 for the comparable period of the prior year. Selling, general and administrative expenses as a percentage of net sales was approximately 61.5% for the past two years.

     During fiscal 1998, our net income was $18,942 as compared to a net loss of ($18,585) for the comparable period of the prior year. The improved results for fiscal 1998 are attributable to reduced food and labor costs.

Possible Fluctuations in Future Quarterly Results

     We expect that quarterly results in the future may fluctuate due to certain factors including:

     o the timing of the opening of new restaurants;

     o the expenses associated with our expansion;

     o the timing of the completion of this offering and our receipt of the net proceeds; and

     o discount pricing offered by Nolbo or its local competitors.

Liquidity and Capital Resources

     We have over the past two years and ten months funded our cash needs from operations and modest borrowings to occasionally fund furniture and equipment purchases.

     At the present two restaurant level of operations, we expect to continue to be able to fund all of our cash requirements, including repayment of existing long-term debt, from operations. Any increase in the number of restaurant units and the attendant increased working capital requirements are expected to be funded by the proceeds of the offering contemplated by this prospectus. We may also attempt to obtain bank line-of-credit financing within the next twelve to fifteen months, but there can be no assurance that we will be successful in that regard.

Plan of Operations

     After the completion of the offering, we intend to increase the number of "Gladstone's Grilled Chicken" restaurants from two to as many as seven. The number of additional restaurants will depend upon the amount of net proceeds received by us from the offering. The establishment of each restaurant is anticipated to cost approximately $180,000. Nolbo's payroll is anticipated to grow as we expand our operations and acquire new staff to manage and operate each facility.

                                   BUSINESS

General

     Nolbo is a Delaware corporation formed on June 22, 1998. The first Gladstone restaurant opened in January 1988 in a Publix supermarket anchored strip center in the University South Florida/Temple Terrace area of Tampa. This store has approximately 1,600 square feet of space. Annual sales of the first Gladstone restaurant have reached an average of approximately $600,000 per annum over the past three years. The second Gladstone restaurant opened in downtown Tampa, Florida in 1991. This store has approximately 2,800 square feet of space. Sales at the downtown location have averaged approximately $425,000 per annum over the last three years. Nolbo intends to use the proceeds of the offering to establish between three and five additional five restaurants in the greater Tampa-St. Petersburg, Florida area.

     The success of Nolbo is dependent upon the success of Gladstone's Grilled Chicken restaurants, Nolbo's ability to create awareness and acceptance of such restaurants in the geographical markets in which it enters. Nolbo's proposed expansion to own and operate additional restaurants is dependent upon the availability of suitable restaurant sites, the construction and development of the restaurants within projected time frames, the hiring of skilled restaurant management and other personnel, the ability to successfully manage growth (including cost and quality controls) and the availability of adequate financing. The opening and success of Nolbo's restaurants will depend on various factors, including the availability of suitable sites and negotiations of acceptable lease terms for new locations; the ability to obtain construction and any other necessary permits in a timely manner; the ability to meet construction schedules; the ability of Nolbo to manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of Nolbo.

     Nolbo operates its business through its two wholly-owned subsidiaries incorporated under the laws of the State of Florida, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., which were formed on July 27, 1987 and April 30, 1990, respectively.

     Nolbo intends to merge and consolidate its subsidiaries into Nolbo (or to transfer the assets and liabilities to Nolbo and to dissolve the two corporations) to reduce overhead and operating costs.

Restaurant Concept

     Various factors affect the quick service restaurant industry in which we operate. These include:

     o changes in consumer preferences, tastes and eating habits;

     o demographic trends and traffic patterns;

     o increases in food and labor costs; and

     o national, regional and local economic conditions.

     We can provide no assurance that the foregoing factors will be favorable in the future.

     Management believes that the demographics of Tampa, Florida closely resemble what the United States as a whole will be in the near future. Many restaurant concepts have therefore been tested in the Tampa, Florida market and some like Outback, Hooters, Checkers, Shells and Hops have started, survived and prospered in the Tampa region. For over ten years, the Gladstone concept of high quality, quickly served marinated and grilled gourmet chicken has survived in the Tampa proving ground and management believes that Nolbo is positioned to expand in primarily the greater Tampa-St. Petersburg Florida area. Nolbo intends to focus on developing 1,400-1,700 square feet restaurants with 25 to 40 seats set up for eat-in, take out and catering. The investment per restaurant is approximately $180,000 with break even estimated at $375,000 in annual sales. No specific sites have been definitively selected as of the date of this prospectus, although certain potential sites in Tampa have been identified as suitable locations.

Corporate Strategy

     Nolbo believes that excellence in operations, quality of food and service, ambiance, location and price-value relationship are keys to success in the restaurant industry. Nolbo intends to differentiate its restaurants by emphasizing the following strategic elements:

     o Positioning in the moderately priced, high quality, gourmet chicken segment of the restaurant industry.

     o Generous portions offered at moderate prices.

     o High quality and attentive service.

     o Consistent high-quality products through careful ingredient selection and food preparation.

     o Personalized marketing program.

     o Strong and well organized catering organization.

     o Well recognized "Healthy" and "Health Smart" grilled (vs. fried) food.

     Nolbo offers value priced meals, combination meals and discount coupons, in order to attract customers and compete with other restaurants.

Expansion of Operations

     After the completion of the offering, we intend to locate between three and five sites establishing new restaurants with the first two anticipated to be located in Tampa and additional restaurants in the greater
Tampa-St. Petersburg Florida area. Nolbo considers the location of each restaurant to be critical to its long-term success and intends to devote significant effort to the investigation and evaluation of potential sites. The site selection process will focus on visibility, accessability, traffic volume and the availability of adequate parking. In selecting locations, we will carefully review potential competition and customer activity at other fast food restaurants in the area.

     Nolbo anticipates that the cost of opening each new restaurant will be approximately $180,000. Such amount includes leasehold improvements, furniture, fixtures, equipment, food and beverage inventory and other pre-opening expenses. There can be no assurances that Nolbo's cost of opening additional restaurants will not exceed its present estimate.

     The opening and success of Nolbo's restaurants will depend on various factors. Such factors include the following:

     o the availability of suitable sites and negotiations of acceptable lease terms for new locations;

     o the ability to obtain construction and any other necessary permits and/or licenses in a timely manner;

     o the ability to meet construction schedules;

     o the ability of Nolbo to generate sales at new restaurants;

     o to effectively manage new restaurants to hire and train additional personnel; and

     o general economic and business conditions.

     Not all of the foregoing factors are within the control of Nolbo.

     Previously, Nolbo had operated a third restaurant under the name "Gladstone's Grilled Chicken" in the "Town and Country" area of Tampa, Florida for the period November 1992 to November 1994. This store was closed due to the lack of sales and a large overhead.

Menu

     Gladstone's menu features its unique marinated Grilled Chicken. A full chicken is split and the wings are notched in order to facilitate marinating. The chickens are marinated for 18 hours in a secret citrus and herb based marinade. The chickens are cooked on an open flamed grill. Chickens are then taken directly from the grill and cut to order for every customer.

     Gladstone's restaurants currently offer seven different chicken combination meals and two chicken sandwiches, featuring a side dish selection of nine items including such items as baked beans, whipped potatoes and gravy, macaroni and cheese and five different speciality salads. Hot pita and homemade honey butter are also served with each meal. Customers can also choose from a variety of Coca Cola products and iced tea. Nolbo owns a delivery van which is specially painted to insure high recognition and function effectively as a rolling advertisement.

Restaurant Operations and Management

     Nolbo maintains quality and consistency in its restaurants through the careful hiring, training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel.

     Nolbo maintains financial and accounting controls for each of its restaurants through the use of centralized accounting and management information systems. Sales information is collected on a daily basis from each restaurant, and restaurant managers are provided with monthly operating statements for their locations. Nolbo's downtown location is open Monday through Saturday from 11:00 a.m. to 6:00 p.m. and its other restaurant is open from 11:00 a.m. to 9:00 p.m., seven days a week.

     The management team for each restaurant consists of one general manager and between one and two assistant managers. Each restaurant employs a staff consisting of between three to seven hourly employees, some of whom work part-time. As the number of Gladstone's restaurants expands, Nolbo intends to have new restaurant managers complete an extensive training program during which they will be instructed in areas of food quality and preparation, customer satisfaction, beverage service, governmental regulations compliance, and employee relations. Restaurant managers are provided with an operations manual relating to food and beverage preparation, all areas of restaurant management and compliance with governmental regulations. Working in concert with the individual restaurant managers, Nolbo's executive officers define operations and performance objectives for each restaurant and monitor operations. Nolbo's executive officers regularly visit each Gladstone's Restaurant and meet with the respective management teams to ensure compliance with Nolbo's strategies and standards of quality in all respects of restaurant operations and personnel development.

     Each new restaurant employee of Nolbo participates in a training program during which the employee works under the close supervision of a restaurant manager, or an experienced employee. Management continuously solicits employee feedback concerning restaurant operations and strives to be responsive to the employees' concerns.

Purchasing

     Food and supplies are shipped directly to the restaurants, although invoices for purchases are sent to Nolbo for payment. Nolbo's emphasis on first-quality food requires frequent deliveries of fresh food supplies. Because of the need for freshness of products, Nolbo does not maintain a central product warehouse or commissary. Nolbo's operations, results and financial condition may be adversely affected by fluctuations in the cost of Nolbo's primary food supplies. Such costs are determined by constantly changing market forces over which Nolbo has no control. Nolbo has no long-term contracts with any of its suppliers. Nolbo negotiates directly with suppliers for food and beverage products to ensure consistent quality and freshness of products and to obtain competitive prices.

Marketing

     Nolbo has positioned itself as being a bistro style, upscale, quickly served grilled chicken restaurant that focuses on moderately priced and high quality gourmet chicken, casual dining or take-out market segments. Nolbo relies principally on its commitment to customer service, excellent price value relationship, and providing a pleasant dining atmosphere.

     Nolbo's restaurants rely on positive word-of-mouth for references, in-store promotions, billboards, direct mail, newspaper and specialty advertisements to generate customer interest. A major marketing tool is a computerized customer program called V.I.P. The program consists of a data base of customers along with their name, address, phone number and date of birth. Mass mailings take place at least every six months. Each month each customer with a birthday receives a birthday card that he/she can redeem for a free meal. During fiscal 1998 and 1997, Nolbo expended approximately $19,500 and $17,500, respectively, on advertising, promotion and related matters.

     A costumed "Gladstone Chicken" is also an integral part of Nolbo's marketing plan. The chicken has been used to distribute coupons, wave to cars, interact with children and generally create an awareness at restaurant sites and special events.

     In fiscal 1999, Nolbo spent $6,300 of the proceeds of a bridge loan to commence refurbishing and installing a point of sales system that will enable customer information to be tracked when the system is completed at a total estimated cost of $30,000. For example, customers can be rewarded with personal gift certificates when they spent a certain amount of money. To create additional name recognition, Nolbo sells T-shirts, hats and other items bearing Nolbo's restaurant's name and logo.

     For each new restaurant, Nolbo intends to conduct a pre-opening advertising program prior to the opening of a restaurant. Nolbo anticipates that a given program would typically include special promotions, site signs, coupons, billboard, newspaper and direct mail advertisements. Sponsorship of a fund raising event for a local charity to establish ties to local community leaders and increase awareness of the new restaurant, and pre-opening trial operations, to which family and friends of new employees would be invited, may also be considered in the future.

Government Regulation

     Nolbo's restaurants are subject to numerous federal, state and local laws affecting health, sanitation and safety standards, as well as to state and local licensing regulations. Each restaurant currently has appropriate food service licenses from local health authorities. Nolbo is required to renew these licenses annually. Such licenses may be suspended or revoked at any time for cause. The failure of Nolbo to retain food service licenses would have a material adverse effect on its operations. In order to reduce this risk, each of Nolbo's restaurants is operated in accordance with strict standardized procedures designed to assure compliance with all applicable codes and regulations. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. Nolbo carries liability coverage as part of its comprehensive general liability insurance.

     Nolbo's future restaurant operations are and will be subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits and other employee matters. Significant numbers of Nolbo's food service and preparation personnel will be paid at rates related to the federal minimum wage. Government-imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could be detrimental to the economic viability of Nolbo's restaurants.

     The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. We are not aware of any environmental regulations that have had a material effect on Nolbo or its restaurants to date.

     The Federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Our restaurants are in full compliance with the Disabilities Act, and we intend to ensure continued compliance. Our restaurants are designed to be accessible to the disabled. Nolbo believes that it is in substantial compliance with all current applicable regulations relating to restaurant accommodations for the disabled. We do not anticipate that such compliance will require Nolbo to expend substantial funds.

Competition

     The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, services, food quality (including taste, freshness, healthfulness and nutritional value) and location. There are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than Nolbo and substantially longer operating histories. Nolbo competes with fast food chain specializing in chicken products, such as Boston Market, KFC, and the combined Popeye's Famous Fried Chicken and Church's Chicken chains. To a lesser extent, Nolbo's competitors also include major pizza and hamburger chains, such as Pizza Hut, McDonald's, Burger King and Wendy's, many of which have introduced chicken products. Other competitors include independent chicken establishments in our area. Nolbo competes on the basis of providing quality foods, quick service and competitive prices. There can be no assurance that consumers will regard Nolbo's products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by Nolbo's competitors or that Nolbo will be able to compete successfully.

Lack of Trademarks and Servicemark Protection.

     Nolbo has not filed for service mark or trademark protection of Nolbo's name "Gladstone's Grilled Chicken" with the United States Patent and Trademark Office and it does not intend doing so in the future. Another corporation that Management believes operates one restaurant in California, has registered the marks "Gladstone's" and "Gladstone 4 Fish and Design" with such office and could in the future bring a trademark infringement action against Nolbo in Florida seeking injunctive relief and damages. Management believes that such corporation has perfected an incontestible right to its marks with the United States Patent and Trademark Office. Nevertheless, management believes that it may be difficult for such corporation to prevail in a trademark infringement in Florida in which injunctive relief is sought to deny Nolbo's use of the mark "Gladstone's Grilled Chicken" since:

   o such corporation has failed to contest the use of Nolbo's mark for a period of over ten years;

   o there is no actual confusion between customers of such corporation and customers of Nolbo as to the respective products offered by each entity; and

   o such corporation will be unable to demonstrate that it has a famous or distinctive mark that is easily recognized in Florida by the consuming public.

     No assurances can be given, however, that Nolbo would prevail in such a legal action. Further, any lawsuit would involve Nolbo incurring significant legal costs in the defense of such a lawsuit and, if unsuccessful, Nolbo could be forced to pay a material damage award and/or change its name which may adversely effect Nolbo and its operations.

Product Liability Insurance

     As a seller of restaurant food, Nolbo is exposed to potential liability. There is a possibility that someone could claim personal injury resulting from eating Nolbo's food. Nolbo maintains product liability insurance. Currently, the amount of coverage is $1,000,000 per occurrence and $2,000,000 in the aggregate. The policy is for a period of one year, currently expiring December 20, 1999. Although Nolbo believes that its present insurance coverage is sufficient for its current level of business operations, there is no assurance that such insurance will be sufficient to cover potential claims, or that adequate, affordable insurance coverage will be available to Nolbo in the future. An uninsured successful claim against Nolbo or a successful claim in excess of the liability limits or relating to an injury excluded under the policy could have a material adverse effect on Nolbo.

Employees

     At April 30, 1999, Nolbo employed approximately 25 individuals, of which five occupy executive or managerial positions and 20 hold non-managerial restaurant related positions and clerical and office positions. None of Nolbo's employees are covered by a collective bargaining agreement. Nolbo considers its relations with its employees to be good and has not experienced any interruption of operations due to labor disputes.

Facilities

     Nolbo's executive office and warehouse facility are located at 8426 Sunstate Street, Tampa, FL 33634. Nolbo leases these facilities from Amenitique, Inc., an affiliate of Nolbo. Nolbo pays Amenitique $400 per month. The term of the lease expires on June 30, 1999 and is expected to be renewed for an additional two years at the same rent. Nolbo shares office suites and a warehouse facility with Amenitique. See "Management."

     One of Nolbo's restaurants is located at 5203 East Fowler Avenue, Temple Terrace-Tampa, Florida in the Terrace Ridge Plaza Shopping Center. The Terrace Ridge restaurant is composed of approximately 1,660 square feet and is leased through February 28, 2000. Nolbo currently pays an annual fixed rent of approximately $27,000 and its proportionate share of the cost of operating and maintaining the shopping center.

     Nolbo's other restaurant is located in downtown Tampa at 110 Madison Avenue, Tampa, FL 33602. The restaurant has been leased since 1990 and its current five-year extension began on October 1, 1995 and terminates on September 30, 2000. The current base rent is $3,000 per month, net of a $200 credit for food allowance each month. The base rent will increase or decrease each year by an amount equal to one-half of the increase or decrease in the consumer price index. Nolbo also pays additional rent for tax increases and is responsible for its monthly utility charges. In 1995, Nolbo was in arrears in the amount of $50,000 for back rent on one of its restaurants. In November 1995, the lease agreement was renegotiated to reduce monthly rental payments and provides for the prospective forgiveness of $10,000 per calendar year of the $50,000 debt provided Nolbo remains in full compliance with the terms of the new lease agreement. In addition, all of the assets were pledged as collateral on this obligation. As of May 24, 1999, the balance is approximately $16,000.

Legal Proceedings

     While Nolbo may become involved in suits, proceedings, or claims in the ordinary course of business, Nolbo is not currently a party to any material legal proceedings.

Additional Information

     At your request, Nolbo will provide you, without charge, a copy of any exhibits to its registration statement. If you want more information, write or call us at:

                               Nolbo, Inc.
                               8426 Sunstate Street
                               Tampa, FL 33634
                               Telephone: (813) 882-4753
                               Fax: (813) 888-7287

     Nolbo's fiscal year ends on June 30. Nolbo intends to furnish its shareholders annual reports containing audited financial statements and other appropriate reports. In addition, Nolbo intends to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Nolbo files at the SEC's public reference room in Washington, D.C. You can receive copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Nolbo's SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                  MANAGEMENT

Directors and Executive Officers

     The names and ages of the directors and executive officers of Nolbo are set forth below:

Name                           Age                  Position
---------------------------   -----   ------------------------------------
Marvin M. Nolley ..........    56     President, Director
Bo G. Grektorp ............    57     Vice President, Director
Hans Bremstrom ............    67     Director
Sean Flaherty .............    48     Chief Financial Officer, Treasurer,
                                      Secretary, Director

     The term of office for each of Nolbo's directors is one year until their respective successors are elected and qualify. Executive officers serve at the pleasure of the board of directors.

     Marvin M. Nolley, has been an officer, director and full-time employee of Nolbo since its inception in June 1998. Mr. Nolley is a founder, president and a director of Gladstone's Grilled Chicken, Inc., a wholly-owned subsidiary of Nolbo, from 1990 until the present time. Mr. Nolley is the founder, president and director of Flame Broiled Chicken, Inc., a wholly-owned subsidiary of Nolbo, from 1987 until the present time. From 1979 through 1986, he was a Director of Sales and Marketing for the Performing Arts Abroad, Inc., where he supervised the marketing and on-site operation of nonprofessional judged music festivals worldwide.

     Bo G. Grektorp, has been an officer and director of Nolbo since its inception in June 1998. Mr. Grektorp is a founder, director and Vice President of Gladstone's Grilled Chicken, Inc. from 1990 until the present time. Since 1993, he has been a board member, president and principal of Amenitique Inc., a company engaged in the business of manufacturing and distribution of high-end hotel and resort bath amenities. Mr. Grektorp founded Amenitique Inc. in 1993. Since 1993, he has served as a board member of Scandinavian Amenities A/S, a company engaged in the business of Hotel Amenities. From 1989 until 1993, he was a founder, president and principal of City Towers of Florida Inc., a real estate company. Mr. Grektorp devotes such time to the affairs of Nolbo as is necessary for the performance of his duties which is estimated to be 20 hours per week.

     Hans Bremstrom, has been a director of Nolbo since its inception in June 1998. Since 1994, he has been an owner and president of Web Street Inc., a company engaged in the business of developing and managing a website and production of advertising banners and web sites and international listing of hospitality products and services on the internet. From 1992 to 1994, he was president of Barkman and Co., a company that developed a 250-room luxury room hotel in New York City.

     Sean Flaherty, has been an officer and director of Nolbo since its inception in June 1998. Since October 1994, Mr. Flaherty has served as vice president of operations of Amenitique, Inc. At Amenitique, Inc., he coordinates the processing of client order, purchasing, manufacturing, import of products, warehousing, inventory control, distribution and financial collection. From October 1992 through October 1994, he was an officer, director and principal of Impact International, Inc., a company engaged in the business of manufacturing and sales of custom soap gift and promotional products. Mr. Flaherty was in charge of purchasing, manufacturing, legal and distribution of this corporation. During this time, he also worked with attorneys and Florida investors as a consultant to review and analyze the feasibility of potential business opportunities and their legal, financial, development and administrative strengths. Mr. Flaherty devotes such time to the affairs of Nolbo as is necessary for the performance of his duties.

     In the event that Nolbo has two outside directors after the completion of the offering, of which no assurances can be given in this regard, the board of directors will establish a compensation committee and an audit committee, each consisting of at least a majority of outside directors. If established, the audit committee will among other things, make recommendations to the board of directors regarding the independent auditors for Nolbo, approve the scope of the annual audit activities of the independent auditors and review audit results and have general responsibility for all auditing related matters. If established, the compensation committee will review and recommend to the board of directors the compensation structure for Nolbo's officers and other management personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation.

Executive Compensation

     The following table sets forth the total compensation paid to the named Chief Executive Officer for the fiscal years ended June 30, 1999, 1998 and 1997. During 1999, Nolbo did not have any executive officers earning $100,000 or more in salaries and bonuses.

                                                                                 Long Term Compensation
                                                                        ----------------------------------------
                         Annual Compensation                                Awards                      Payouts
---------------------------------------------------------------------   --------------                 ---------
        (a)             (b)         (c)           (d)          (e)            (f)            (g)          (h)         (i)
                                                              Other                                                   All
        Name                                                  Annual      Restricted        Number                   Other
        and                                                  Compen-         Stock            of          LTIP      Compen-
     Principal                                                sation       Award(s)       Options /     Payouts     sation
      Position         Year     Salary ($)     Bonus ($)       ($)            ($)          Warrants       ($)         ($)
-------------------   ------   ------------   -----------   ---------   --------------   -----------   ---------   --------
Marvin M. Nolley,     1999       51,450           0            0        0                    0            0            0
Chief Executive       1998       46,300           0            0           1,000 (1)         0            0           --
Officer(2)            1997       46,300           0            0        0                    0            0            0

------------
(1) Does not include 620,000 shares of Nolbo's common stock issued to Mr. Nolley in 1998 in exchange for his equity interests in Gladstone's Grilled Chicken, Inc. and Flame Broiled Chicken, Inc., Nolbo's two subsidiaries.

(2) Salaries and bonuses for 1999 would have been $75,000 and $12,500, respectively, had Mr. Nolley not waived all monies above his $51,450 salary.

Stock Option Plan

     Nolbo has a 1998 Stock Option Plan, as amended, covering 50,000 shares of common stock. These shares are subject to adjustment to cover stock splits, stock dividends, recapitalizations and other capital adjustments for employees, including officers and directors and consultants of Nolbo. The plan provides that options to be granted under the plan will be designated as incentive stock options or non-incentive stock options by the board of directors or a committee thereof, which also will have discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the options. Options designated as incentive stock options are intended to receive incentive stock option tax treatment pursuant to Section 422 of the Internal Revenue Code of 1986.

     The plan provides that all options granted thereunder shall be exercisable during a period of no more than 10 years from the date of grant (five years for incentive stock options granted to holders of 10% or more of the outstanding shares of common stock), depending upon the specific stock option agreement and that the option exercise price for incentive stock options shall be at least equal to 100% of the fair market value of common stock on the date of grant (110% for options granted to holders of 10% or more of the outstanding shares of common stock). Pursuant to the provisions of the plan, the aggregate fair market value (determined on the date of grant) of the shares of the common stock for which incentive stock options are first exercisable under the terms of the plan by an option holder during any one calendar year cannot exceed $100,000.

     Currently, the plan provides that if the employment of an optionee is terminated other than by reason of death, disability or retirement at age 65, any incentive stock options granted to the optionee will immediately terminate. If employment is terminated by reason of disability or retirement at age 65, the optionee may, within one year from the date of termination, in the event of termination by reason of disability, or three months from the date of termination, in the event of termination by reason of retirement at age 65, exercise the incentive stock option (but not after the normal termination date of the option). If employment is terminated by death, the person or persons to whom the optionee's rights under the incentive stock option are transferred by will or the laws of descent and distribution have similar rights of exercise within three months after such death (but not after the normal termination date of the option). Any termination provisions of non-statutory stock options will be fixed by the board of directors or a committee thereof.

     Options are not transferable otherwise than by will or the laws of descent and distribution and during the optionee's lifetime are exercisable only by the optionee. Shares subject to options which expire or terminate may be the subject of future options. The plan provides that no new options may be granted by the board of directors of Nolbo after ten years from the establishment of the plan by the board of directors. As of the date of this prospectus, no options were issued and outstanding under the plan.

Employment Agreements

     Each of Nolbo's three executive officers have entered into employment agreements dated as of July 1, 1998 with Nolbo. The agreements, which are nearly identical, provide for a term of three years expiring June 30, 2001. The employment agreements have fixed the annual salaries of Marvin M. Nolley, Bo G. Grektorp and Sean Flaherty at $75,000, $25,000 and $15,000, respectively. The board of directors shall annually review the salaries of each executive officer, and it has the right to increase such salaries based upon various factors including, without limitation, the performance of Nolbo and the executive officers' contributions to same. In addition, the employment agreements provided for bonuses for the period June 1, 1998 through May 31, 1999. Marvin M. Nolley was entitled to a bonus of 10% of cash flow from operations with an amount to be received of not less than $12,500 and a maximum of $30,000; Bo G. Grektorp was entitled to a bonus of 5% of cash flow from operations with an amount to be received of not less than $5,000 and a maximum of $15,000; and Sean Flaherty was entitled to a bonus of 21/2% of cash flow from operations with an amount to be received of not less than $2,000 and a maximum of $6,000. Pursuant to an amendment to the employment agreements of Messrs. Nolley, Grektorp and Flaherty, bonuses for fiscal 1999 have been waived and salaries for the period July 1, 1998 through June 30, 1999 have been retroactively reduced to $52,000 for Mr. Nolley, $-0- for Grektorp and $10,000 for Mr. Flaherty.

     Nolbo has the right to terminate any of its executive officers for cause after giving the officer 30-days prior written notice with an opportunity to comply with his obligations under the employment agreement. Nolbo has the option to terminate the executive officer without cause upon giving at least 60-days prior written notice. In the event of cause, the officer is entitled to receive his salary through the date of termination, any unpaid but promised bonuses and all benefits due under stock option and other employee benefit plans. For termination without cause, the officer is entitled to receive the same payments for termination with cause plus the remaining salary that is due for the full term of the employment contract, calculated based upon the officer's existing salary at the time of termination. In the event of termination without cause, payments will be made to the officer in equal monthly installments over the balance of the employment contract without interest. The agreement also provides for certain benefits in the event of termination for disability where the disability exists for at least six months in any 12 month consecutive period. Such benefits include, without limitation, salary to the date of termination, promised bonuses and six months severance pay. In the event of death, Nolbo is required to pay an amount equal to the executive's total annual compensation for the last year of employment for a period of three years from the officers' date of death. The agreements continue in effect on a year-to-year basis beyond June 30, 2001 unless on party gives written notice to the other to terminate the extended agreement in effect for at least 120 days prior to the end of the calendar year, 2001 and not less than 60 days prior to the end of any following year.

Limitation of Liability and Indemnification Matters

     Nolbo's certificate of incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director or not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws. In addition, Nolbo's Bylaws provide that Nolbo will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nolbo pursuant to the foregoing provisions, or otherwise, Nolbo has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Directors Compensation

     Nolbo intends to pay its directors who are not also employees of Nolbo $500 for each meeting attended and will reimburse such directors for travel and other expenses incurred by them in connection with attending board of directors meetings. All directors of Nolbo are eligible to receive the grant of options to purchase shares of Nolbo's common stock pursuant to the plan.

Anti-takeover measures

     The certificate of incorporation allows Nolbo to issue preferred stock without stockholder approval. The issuance of shares of preferred stock under certain circumstances could make it more difficult for a third party to acquire control of Nolbo, even if such change in control would be beneficial to stockholders.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth as of the date of this prospectus certain information with respect to the record and beneficial ownership of common stock by each person or entity known by Nolbo to be the beneficial owner of 5% or more of such shares, each officer and director of Nolbo, and all officers and directors of Nolbo as a group. Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 of the Exchange Act. All addresses for the officers and directors are c/o Nolbo, Inc., 8426 Sunstate Street, Tampa, FL 33634.

     The percentages are calculated based upon 906,000 shares of common stock outstanding before the offering and 1,106,000 shares (minimum) and 1,206,000 shares (maximum) outstanding after the offering. Shares of common stock shown in the table below as owned by Mr. Grektorp are held by him as trustee for the benefit of his two minor children under a trust called Bonita Trust.


                                                          Shares of
                                                           Common
                                                            Stock         Percentage Beneficial Ownership
                                                        Beneficially    -----------------------------------
                                                            Owned                       After       After
                                                           Before         Before      Offering     Offering
Name and Address                                          Offering       Offering      Minimum     Maximum
----------------------------------------------------   --------------   ----------   ----------   ---------
Marvin M. Nolley ...................................       621,000      68.5         56.1         51.5
Bo G. Grektorp, as Trustee .........................       280,000      30.9         25.3         23.2
Hans Bremstrom .....................................             0        0            0            0
Sean Flaherty ......................................             0        0            0            0
All four officers and directors as a group .........       901,000      99.4         81.4         74.7


     Nolbo's officers and directors will control between 74.7% and 81.4% of Nolbo's common stock after the offering and will have the power to elect a majority of the directors, appoint management and approve actions requiring the approval of a majority of stockholders.

                             CERTAIN TRANSACTIONS

     Effective June 30, 1998, Nolbo acquired its two operating subsidiaries, namely, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., in exchange for 905,000 shares of Nolbo's common stock. In connection with such transactions, Nolbo issued the following:

   o 280,000 shares to Bo Grektorp as trustee under the Bonita Trust for the benefit of his two minor children in exchange for his interest in Gladstone's Grilled Chicken, Inc.; and

   o 5,000 shares to Kenneth Hansen in exchange for his interest in Flame Broiled Chicken, Inc., and an aggregate of 620,000 shares to Marvin Nolley in exchange for his interest in Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc.

     Nolbo also issued at $1.00 per share an additional 1,000 shares to Marvin Nolley in connection with Nolbo's incorporation.

     Nolbo leases its executive office and warehouse facility from Amenitique, Inc., an affiliate of Nolbo. Nolbo pays $400 per month for such space.

                           DESCRIPTION OF SECURITIES

Common Stock

     Nolbo has 20,000,000 shares of authorized common stock, $.001 par value. Immediately prior to the offering, 906,000 shares of common stock were issued and outstanding to three stockholders.

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have non-cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of Nolbo, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of the offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

     The certificate of incorporation provides Nolbo's board of directors with the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Nolbo. Nolbo has no present plans to issue any shares of preferred stock.

Underwriter's Warrants

     In connection with the offering, Nolbo has agreed to sell to the Underwriter, for a purchase price of $.001 per warrant, the underwriter's warrants, which entitles the holders to purchase one share of Nolbo's common stock for each ten shares sold in the offering at an exercise price of $9.90 per share. The underwriter's warrants are exerciseable for a period of five years from the date of this prospectus.

Transfer Agent and Registrar

     The transfer agent and registrar for Nolbo's common stock is Continental Stock Transfer & Trust Company, Two Broadway, 19th Floor, New York, NY 10004.

"Penny Stock" Regulations

     The SEC has adopted "penny stock" regulations which apply to securities traded over-the-counter. These regulations generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a "penny stock" require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for Nolbo's common stock does develop after the offering and Nolbo's shares trade below $5.00 per share after the offering, it will be a penny stock. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the shares and may affect the ability of purchasers in the offering to sell Nolbo's shares in the secondary market.


                        SHARES ELIGIBLE FOR FUTURE SALE

     There will be between 1,106,000 and 1,236,000 shares of our common stock outstanding after the offering. The exact number will depend upon the number of shares sold in the offering and the possible issuance of up to 30,000 shares of common stock upon conversion of certain notes. Of these shares, between 200,000 and 300,000 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933. The remaining shares of common stock outstanding will be restricted securities as that term is defined by Rule 144 of the Securities Act of 1933. These shares may be sold commencing 90 days after the date of this prospectus without registration under the Securities Act of 1933 to the extent permitted by Rule
144. The present stockholders of Nolbo have agreed not to sell or otherwise transfer their shares of common stock or shares of common stock issuable upon conversion of certain outstanding notes for three years (one year in the case of convertible note holders) from the initial closing date of the offering without the prior written consent of the underwriter, except that (i) each such person, who is subject to a three-year lock-up, may sell up to 10,000 shares during each of the second and third years and (ii) each person who is subject to a three-year lock-up, may sell shares without such restriction if the common stock of the Company is trading at a price of $7.50 per share or higher. The possible or actual future sales of the Nolbo common stock may negatively impact the market price for Nolbo's common stock.

     If a market for our common stock should develop in the future, the market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

                                 UNDERWRITING

     First Level Capital, Inc., as underwriter of the offering, has agreed to offer the shares to the public, as agent for Nolbo, pursuant to an underwriting agreement which is summarized below. The shares are offered by Nolbo on a "best efforts 200,000 shares minimum, 300,000 shares maximum" basis, subject to approval of certain legal matters by counsel for Nolbo and the underwriter. The underwriter and Nolbo reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part.

     The offering period will terminate on _______, 1999 unless extended by Nolbo and the underwriter for an additional 60-day period until the close of business on _________, 1999. If at least 200,000 shares are sold, Nolbo may have an initial closing on the sale of such shares and then continue offering the balance of the shares through the end of the offering period unless the offering is earlier terminated by Nolbo and the underwriter. Nolbo will have a final closing on the sale of any additional shares at the end of the offering period or earlier if all the shares are sold or if it is determined by Nolbo and the underwriter that no additional shares will be sold. Until the closing on the sale of 200,000 shares, the proceeds from the sale of shares will be held in an escrow account with Continental Stock Transfer & Trust Company, Two Broadway, 19th Floor, New York, NY 10004. All checks shall be made payable to "Continental Stock Transfer & Trust Company f/b/o Nolbo." Broker/dealers will transmit such checks directly to the escrow agent by noon of the next business day after receipt. If at least 200,000 shares are not sold during the offering period, all funds received will be promptly repaid in full without interest thereon or deduction therefrom. During the offering period, investors' funds may not be returned unless state law indicates otherwise.

     Nolbo has agreed to pay the underwriter a commission of 10% of the price of the shares sold ($.60 per share) upon the closing. The underwriter may authorize selected securities brokers who are members of the National Association of Securities Dealers, Inc. to offer the shares for sale and allow a concession to them. Such dealers may reallow to other members. In any event, such concessions and reallowances will not exceed the commission the underwriter is to receive.

     Nolbo has agreed to enter into a one-year consulting agreement with the underwriter. Such agreement provides that the underwriter will render consulting services to Nolbo. The aggregate fee due to the underwriter for such consulting services will be an amount equal to two (2%) percent of the gross proceeds of the offering and shall be paid in full upon the closing date of the offering.

     The underwriting agreement provides that Nolbo will pay to the underwriter a non-accountable expense allowance of three percent of the proceeds of this offering less the sum of $15,000, which was paid to a previously intended underwriter (or $21,000 to the underwriter if the minimum is sold and $39,000 if the maximum is sold), which amount will be used to reimburse the underwriter for its expenses, including fees and disbursements of counsel and such other due diligence and customary expenses as are normally incurred by an underwriter.

     In addition to the underwriter's commissions, non-accountable expense allowance and financial consulting fee, Nolbo is required to pay the costs of qualifying this offering under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, estimated to total approximately $220,000.

     Nolbo and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. To the extent that the underwriting agreement may purport to provide exculpation from possible liabilities arising under the federal securities laws, it is the opinion of the Securities and Exchange Commission that such indemnification is contrary to public policy and therefore unenforceable.

     Subject to the sale of the minimum number of shares offered hereby and closing of this offering, Nolbo has agreed to sell to the underwriter, for a nominal consideration, underwriter's warrants to acquire one share of common stock for each ten shares sold in he offering, or a total of 20,000 shares of common stock if the minimum is sold, and 30,000 shares if the maximum is sold. The underwriter's warrants are exercisable at a price of $9.90 per share and for a period of five years commencing on the date of this prospectus. Each of the underwriter's warrants shall represent the right to purchase one share of common stock.

     The underwriter's warrants may not be sold, assigned, transferred, pledged, hypothecated or delivered except to officers of the underwriter, selected dealers and their officers and/or partners, for a period of twelve months from the date of this prospectus, and, in no event will such underwriter's warrants (or the underlying shares of common stock issuable upon exercise thereof) be offered or sold except in compliance with the Securities Act of 1933. Accordingly, no public offering of the underwriter's warrants or the underlying shares will be made until a new registration statement or post-effective amendment to this registration statement covering the underwriter's warrants or underlying shares has become effective. The underwriter's warrants provide for certain registration rights for the underwriter's warrants and/or underlying shares thereof. Such registration rights may be exercised at any time during the four-year period commencing one year after the date of this prospectus upon written request of the holders of not less than 50% of the underwriter's warrants or underlying shares. In no event shall Nolbo bear the expense of registration of the underwriter's warrants and underlying shares more than once for any registration initiated by the holders of the underwriter's warrants. Under certain conditions, Nolbo may also be required to include, at Nolbo's sole expense, the underwriter's warrants or underlying shares in any post-effective amendment to the registration statement and any other registration statement (except on Form S-8 or any other inappropriate form) filed by Nolbo, occurring during the four-year period (six-year period if the underwriter's warrants are exercised prior to their expiration) commencing one year from the date of this prospectus. Any profits realized by the underwriter upon the sale of the underwriter's warrants or the underlying shares may be deemed to be additional compensation.

     The underwriter's warrants contain anti-dilution provisions regarding certain events, including but not limited to, stock dividends, split-ups, and reclassifications. Holders of the underwriter's warrants will have no voting power and will not be entitled to any dividends. In the event of any dissolution or winding up of Nolbo, the holders of the underwriter's warrants will not be entitled to any dividends. In the event of any dissolution or winding up of Nolbo, the holders of the underwriter's warrants will not be entitled to participate in a distribution of Nolbo's assets. For the life of the underwriter's warrants, the underwriter is given, at a nominal cost, the opportunity to profit from a rise in the market price of the common stock with a resulting dilution in the interest of existing security holders. The terms upon which Nolbo could obtain additional capital during that period may be adversely affected. The underwriter might be expected to exercise the underwriter's warrants at a time when Nolbo would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the underwriter's warrants.

     The underwriter has been engaged in the securities business for less than one year and has not previously underwritten any public offerings of securities. Prospective purchasers of the shares being offered should consider this limited experience of the underwriter in evaluating the securities being offered.

     The underwriter has been granted by the Company the option to nominate two individuals to serve on the company's board of directors for a period of three years from the date of this prospectus. The individuals must be reasonably satisfactory to the Company's board of directors. As of the date hereof, no such person has been designated for nomination. Any person appointed to the board will receive the same compensation as any other non-executive and will be entitled to indemnification to the full extent permitted by law.

     Subject to the sale of the minimum number of shares, the Company has agreed not to sell or issue any shares of common stock for a period of 12 months without the prior written consent of the underwriter, which consent will not be unreasonably withheld, except for the issuance of shares pursuant to the exercise of options, warrants or convertible securities outstanding upon the completion of this offering.

Arbitrary public offering price.

     Our initial public offering price for our shares of common stock was arbitrarily determined through negotiations between the underwriter and us. Our initial public offering price is not necessarily related to Nolbo's assets, book value or other established criterion of value and is not indicative of the price at which it may trade in the future.

                                 LEGAL MATTERS

     The validity of the sale of common stock in this offering will be passed upon for Nolbo by Lester Morse P.C., Suite 420, 111 Great Neck Road, Great Neck, NY 11021. Certain legal matters will be passed upon for the underwriter by Henry C. Malon, Esq., One Battery Park Plaza, Suite 300, New York, NY 10004. Lester Morse P.C. has in the past represented the underwriter in connection with matters unrelated to the offering.

                                    EXPERTS

     The financial statements as of June 30, 1998 and for the years ended June 30, 1998 and 1997 appearing in this prospectus, have been audited by Aidman, Piser & Company, P.A., 401 East Jackson Street, Suite 3400, Tampa, Florida 33602 independent auditors, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                         Independent Auditors' Report

To the Board of Directors
Nolbo, Inc. and Subsidiaries
Tampa, Florida

We have audited the accompanying consolidated balance sheet of Nolbo, Inc. and Subsidiaries (the "Company"), as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of the Company, as of June 30, 1998, and the consolidated results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.



                                        /s/ Aidman, Piser & Company, P.A.



September 1, 1998, except for Note 3,
as to which the date is September 18,
1998 Tampa, Florida

                         NOLBO, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                ASSETS (Note 6)




                                                                           April 30, 1999
                                                                            (Unaudited)      June 30, 1998
                                                                          ---------------   --------------
Current assets:
 Cash .................................................................     $   73,314        $   10,262
 Accounts receivable ..................................................          3,528             3,033
 Inventory ............................................................         12,438            11,871
 Due from related party (Note 4) ......................................         11,123                --
                                                                            ----------        ----------
   Total current assets ...............................................        100,403            25,166
Property and equipment, net (Notes 2 and 3) ...........................         50,558            50,131
Deferred offering costs ...............................................         66,278             6,492
Other assets ..........................................................         17,597             6,347
                                                                            ----------        ----------
                                                                            $  234,836        $   88,136
                                                                            ==========        ==========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt (Note 3) ........................     $    8,000        $    7,732
 Accounts payable and accrued expenses ................................         40,124            29,925
 Due to related party (Note 4) ........................................             --             7,905
                                                                            ----------        ----------
   Total current liabilities ..........................................         48,124            45,562
Long-term debt, less current maturities, (Note 3) .....................        153,914            10,577
Deferred lease obligation (Note 6) ....................................         16,250            24,583
                                                                            ----------        ----------
   Total liabilities ..................................................        218,288            80,722
                                                                            ----------        ----------
Commitments (Note 6) ..................................................             --                --
Stockholders' equity (Note 8):
 Preferred stock; $.001 par value, 5,000,000 shares authorized.........             --                --
 Common stock, $.001 par value, 20,000,000 shares authorized;
   906,000 shares issued and outstanding ..............................            906               906
 Additional paid-in capital ...........................................        333,892           108,892
 Accumulated deficit ..................................................       (318,250)         (102,384)
                                                                            ----------        ----------
                                                                                16,548             7,414
                                                                            ----------        ----------
                                                                            $  234,836        $   88,136
                                                                            ==========        ==========


                See notes to consolidated financial statements.

                         NOLBO, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         Ten months ended
                                                             April 30                        Years ended
                                                            (Unaudited)                        June 30
                                                   -----------------------------   -------------------------------
                                                        1999            1998            1998             1997
                                                   --------------   ------------   --------------   --------------
Net sales ......................................     $  898,301      $ 837,739      $ 1,026,404      $ 1,025,162
Cost of sales ..................................        292,516        285,341          344,487          371,651
                                                     ----------      ---------      -----------      -----------
Gross profit ...................................        605,785        552,398          681,917          653,511
                                                     ----------      ---------      -----------      -----------
Operating expenses:
 Selling, general and administrative ...........        645,979        522,255          631,384          632,103
 Depreciation ..................................         13,475         16,683           29,978           35,575
                                                     ----------      ---------      -----------      -----------
                                                        659,454        538,938          661,362          667,678
                                                     ----------      ---------      -----------      -----------
Income (loss) from operations ..................        (53,669)        13,460           20,555          (14,167)
                                                     ----------      ---------      -----------      -----------
Other income (expense):
 Interest (Note 3) .............................       (162,197)        (3,856)          (4,113)          (4,418)
 Gain on disposal of equipment .................             --          2,500            2,500               --
                                                     ----------      ---------      -----------      -----------
                                                       (162,197)        (1,356)          (1,613)          (4,418)
                                                     ----------      ---------      -----------      -----------
Income (loss) before income taxes ..............       (215,866)        12,104           18,942          (18,585)
Income taxes (Note 5) ..........................             --             --               --               --
                                                     ----------      ---------      -----------      -----------
Historical net income (loss) ...................     $ (215,866)     $  12,104      $    18,942      $   (18,585)
                                                     ==========      =========      ===========      ===========
Historical net income (loss) per share .........     $     (.24)           .01      $       .02      $      (.02)
                                                     ==========      =========      ===========      ===========
Proforma income data:
 Net income (loss) as reported .................     $ (215,866)     $  12,104      $    18,942      $   (18,585)
 Proforma adjustment to recognize "C"
   corporation provision for income tax
   (expense) benefit ...........................             --         (5,000)          (7,000)           3,100
                                                     ----------      ---------      -----------      -----------
 Proforma net income (loss) ....................     $ (215,866)     $   7,104      $    11,942      $   (15,485)
                                                     ==========      =========      ===========      ===========
 Proforma net income (loss) per share ..........     $     (.24)     $     .01      $       .01      $      (.02)
                                                     ==========      =========      ===========      ===========
 Weighted average shares outstanding during
   the period ..................................        906,000        906,000          906,000          906,000
                                                     ==========      =========      ===========      ===========


                See notes to consolidated financial statements.

                         NOLBO, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1998 AND 1997 AND
                  TEN MONTHS ENDED APRIL 30, 1999 (UNAUDITED)



                                        Common Stock        Additional
                                    --------------------     Paid-in       Accumulated
                                      Shares     Amount      Capital         Deficit          Total
                                    ---------   --------   -----------   --------------   -------------
Balances, July 1, 1996 ..........    906,000     $ 906      $ 108,892      $  (94,846)     $   14,952
Distributions ...................         --        --             --          (4,059)         (4,059)
Net loss ........................         --        --             --         (18,585)        (18,585)
                                     -------     -----      ---------      ----------      ----------
Balances, June 30, 1997 .........    906,000       906        108,892        (117,490)         (7,692)
Distributions ...................         --        --             --          (3,836)         (3,836)
Net income ......................         --        --             --          18,942          18,942
                                     -------     -----      ---------      ----------      ----------
Balances, June 30, 1998 .........    906,000       906        108,892        (102,384)          7,414
Beneficial conversion feature of
 convertible debt (Notes 1 and 3)
 (unaudited) ....................         --        --        150,000              --         150,000
Conversion of salary and bonus
 liability to capital ...........                              75,000              --          75,000
Net loss (unaudited) ............         --        --             --        (215,866)       (215,866)
                                     -------     -----      ---------      ----------      ----------
Balances, April 30, 1999
 (unaudited) ....................    906,000     $ 906      $ 333,892      $ (318,250)     $   16,548
                                     =======     =====      =========      ==========      ==========














                See notes to consolidated financial statements.

                         NOLBO, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                           Ten months ended
                                                               April 30                     Years ended
                                                              (Unaudited)                     June 30
                                                      ---------------------------   ----------------------------
                                                           1999           1998          1998            1997
                                                      --------------   ----------   ------------   -------------
Cash flows from operating activities:
 Net income (loss) ................................     $ (215,866)     $ 12,104     $  18,942       $ (18,585)
                                                        ----------      --------     ---------       ---------
 Adjustments to reconcile net income (loss)
   to net cash provided by operating
   activities .....................................
   Depreciation ...................................         13,475        16,683        29,978          35,575
   Gain on disposal of equipment ..................             --        (2,500)       (2,500)             --
   Amortization of discount on notes
    payable .......................................        150,000            --            --              --
   Increase (decrease) in
    cash due to changes in:
    Accounts receivable ...........................           (495)       (2,008)        1,587          (2,124)
    Inventory .....................................           (567)       (1,653)       (3,127)          1,599
    Accounts payable and accrued
      expenses ....................................         85,199        (7,650)      (10,422)         10,076
    Deferred lease obligation .....................         (8,333)       (8,333)      (10,000)        (10,000)
                                                        ----------      --------     ---------       ---------
      Total adjustments ...........................        239,279        (5,461)        5,516          35,126
                                                        ----------      --------     ---------       ---------
Net cash provided by operating activities .........         23,413         6,643        24,458          16,541
                                                        ----------      --------     ---------       ---------
Cash flows from investing activities:
 Acquisition of property and equipment ............        (13,902)           --        (2,194)        (14,004)
 Proceeds from disposal of property and
   equipment ......................................             --         1,869         2,500              --
 Advance to related party .........................        (11,123)       (3,000)           --              --
                                                        ----------      --------     ---------       ---------
Net cash provided by (used in) investing
 activities .......................................        (25,025)       (1,131)          306         (14,004)
                                                        ----------      --------     ---------       ---------
Cash flows from financing activities:
   Repayment of notes payable .....................         (6,395)       (7,468)       (8,388)         (8,777)
   Increase (decrease) in bank overdraft ..........             --         3,638        (4,689)          4,689
   Distributions paid to stockholders .............             --        (3,836)       (3,836)         (4,059)
   Proceeds from (repayment of) related
    party payable .................................         (7,905)        2,154         2,411          (1,792)
   Issuance of notes payable ......................        150,000            --            --              --
   Payment of offering costs ......................        (59,786)           --            --              --
   Loan costs paid ................................        (11,250)           --            --              --
                                                        ----------      --------     ---------       ---------
Net cash provided by (used in) financing
 activities .......................................         64,664        (5,512)      (14,502)         (9,939)
                                                        ----------      --------     ---------       ---------
Net change in cash ................................         63,052            --        10,262          (7,402)
Cash at beginning of period .......................         10,262            --            --           7,402
                                                        ----------      --------     ---------       ---------
Cash at end of period .............................     $   73,314      $     --     $  10,262       $      --
                                                        ==========      ========     =========       =========
                                        SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest ............................     $      947      $  3,856     $   4,113       $   4,418
                                                        ==========      ========     =========       =========

                          NON CASH FINANCING ACTIVITY

During the ten months ended April 30, 1999, the Company has recorded a $75,000 forgiveness of salaries and bonuses payable to officers, two of whom are principal stockholders, as a contribution of capital.

                See notes to consolidated financial statements.

                         NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND
              TEN MONTHS ENDED APRIL 30, 1999 AND 1998 (UNAUDITED)

1. Nature of business and summary of significant accounting policies:

   Nature of business, business combination, and basis of presentation:

   Nolbo, Inc. (the "Company") was organized on June 22, 1998 as a Delaware corporation for the purpose of acquiring all of the outstanding capital stock of Gladstone's Grilled Chicken, Inc. ("GGCI") and Flame Broiled Chicken, Inc. ("FBCI"), two corporations under substantially common ownership with that of the Company. On June 30, 1998 the Company acquired the stock of GGCI and FBCI in exchange for the issuance by the Company of 905,000 shares of its common stock. The transaction was accounted for in a manner similar to a pooling of interests and, as such, the Company recorded the underlying acquired assets at GGCI's and FBCI's cost basis. GGCI and FBCI own and operate two restaurants in Tampa, Florida under the trade name of "Gladstone's Grilled Chicken".

   GGCI and FBCI prepared their financial statements on a May 31 fiscal-year basis. Accordingly, the accompanying audited financial statements include the accounts of GGCI and FBCI as of May 31, 1998 and for each of the two years then ended. Similarly, the accompanying unaudited financial statements include the accounts of GGCI and FBCI as of March 31, 1999 and for the ten months ended March 31, 1999 and 1998. Intervening events from June 1 through June 30, 1998 and from April 1 through April 30, 1999 (unaudited) did not have a significant effect on GGCI's or FBCI's financial position or results of operations.

   Details of results of operations of the previously separate enterprises that are included in consolidated statements of operations and certain other changes in stockholders' equity are as follows:

                                                          GGCI and
                                        Nolbo, Inc          FBCI             Total
                                       ------------   ---------------   --------------
                                                  Year ended June 30, 1998
                                       -----------------------------------------------
   Net sales .......................           --       $ 1,026,404      $ 1,026,404
                                         -----------  ---------------   -------------
   Net income (loss) ...............     $ (2,411)      $    21,353      $    18,942
                                         -----------  ---------------   -------------
   Other changes in stockholders'
    equity (distributions) .........           --       $    (3,836)     $    (3,836)
                                         -----------  ----------------  -------------
                                                          Year ended June 30, 1997
                                         --------------------------------------------
   Net sales .......................           --       $ 1,025,162      $ 1,025,162
                                         -----------  ----------------  -------------
   Net loss ........................           --       $   (18,585)     $   (18,585)
                                         -----------  ----------------  -------------
   Other changes in stockholders'
    equity (distributions) .........           --       $    (4,059)     $    (4,059)
                                         -----------  ----------------  -------------

   Principles of consolidation:

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

   Use of estimates:

   Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

                         NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND

      TEN MONTHS ENDED APRIL 30, 1999 AND 1998 (UNAUDITED) -- (Continued)


1.  Nature of business and summary of significant accounting policies:
    -- (Continued)

   Deferred offering costs:

   Deferred offering costs, consisting of legal, accounting and underwriting expenses, will be 1) amortized over the life of the related debt if related to debt instruments, or 2) if related to an equity offering, either charged directly against stockholders' equity upon completion of a successful offering or charged to operations if the offering is aborted.

   Inventory:

   Inventory, consisting of food purchases and food production supplies, is stated at the lower of cost or market. Cost is determined generally on a first-in, first-out method.

   Property and equipment:

   Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Useful lives for property and equipment are as follows: Furniture, equipment, and signs - 7 years; leasehold improvements - 15 years; vehicles - 5 years.

   Convertible long-term debt (unaudited):

   As discussed in Note 3, from July through September, 1998, the Company issued certain convertible notes payable with a beneficial conversion feature. In accordance with guidance provided in Emerging Issues Task Force Topic D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Non-detachable Conversion Feature", the Company recognized the value of the beneficial conversion feature by allocating a portion of the debt proceeds equal to the intrinsic value of the conversion feature to additional paid-in capital. The intrinsic value is equal to the difference between the conversion price per share and the fair market value per share of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible. The resulting debt discount was immediately charged to interest expense since the debt is immediately convertible at the lender's option.

   The staff of the Securities and Exchange Commission has advised the Company that, for purposes of determining the intrinsic value of the conversion feature, the fair market value of the common stock into which the debt is convertible should be equal to the offering price of the common stock contemplated by this prospectus. Accordingly, the Company recorded interest expense and additional paid-in capital of $150,000 (30,000 shares subject to conversion multiplied by the $5 per share difference between $1 per share conversion price and $6 per share fair market value of common stock).


   Advertising costs:

   The costs associated with producing and communicating advertising are expensed in the period incurred. Advertising costs were approximately $19,500 and $17,500 during the years ended June 30, 1998 and 1997, respectively.

   Income taxes:

   The Company and each of its subsidiaries have filed separate federal and state income tax returns.

   Prior to June 30, 1998, FBCI elected, under the Internal Revenue Code, to be treated as an S Corporation for income tax purposes. As such, FBCI did not record any income tax expense or tax benefits in its financial statements since such taxes or tax benefits are recognized by FBCI's shareholders in their individual income tax returns.

                         NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND

      TEN MONTHS ENDED APRIL 30, 1999 AND 1998 (UNAUDITED) -- (Continued)


1. Nature of business and summary of significant accounting policies:
   -- (Continued)


   The Company recognizes deferred income taxes for the tax consequences of applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Effective with the reorganization on June 30, 1998 (see Nature of business, business combination and basis of presentation), FBCI's S Corporation status was terminated and, as such, deferred income taxes were provided on that date for the accumulated temporary differences between the tax basis and financial reporting basis of FBCI's assets and liabilities.


   Net income (loss) per share:

   Net income (loss) per share was computed based on the weighted average number of shares outstanding during the periods presented.

   New accounting pronouncements:

   In 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", and in 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". All of these standards will be effective for the Company's 1999 fiscal year. Future adoption of these new accounting standards are not expected to have a significant effect on the Company's financial position or results of operations.

   Unaudited interim financial statements:

   The unaudited balance sheet as of April 30, 1999, and the unaudited statements of operations, stockholders' equity and cash flows and footnote disclosures for the ten months ended April 30, 1999 and 1998 ("interim financial information") have been prepared by the Company, and are unaudited. In the opinion of the Company, the interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results of interim periods.

   The interim financial information should be read in conjunction with the Company's June 30, 1998 and 1997 audited financial statements appearing herein. The results of operations for the periods ended April 30, 1999 and 1998 may not be indicative of the operating results for the full year.

2. Property and equipment:

   Property and equipment at June 30, 1998 consists of the following:



          Furniture and equipment ...............    $ 205,610
          Leasehold improvements ................       31,453
          Signs .................................       14,202
          Vehicles ..............................       39,992
                                                     ---------
                                                       291,257
          Less accumulated depreciation .........      241,126
                                                     ---------
                                                     $  50,131
                                                     =========

                         NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND

      TEN MONTHS ENDED APRIL 30, 1999 AND 1998 (UNAUDITED) -- (Continued)


3. Long term debt:

   Long-term debt consists of the following:

                                                                            April 30,
                                                                               1999         June 30,
                                                                           (Unaudited)        1998
                                                                          -------------   -----------
   Notes payable, bank, bearing interest at 8.75%, collateralized by
    equipment .........................................................     $  11,914      $ 18,309
   Notes payable bearing interest at 10%; interest-only payable semi-annually in January and July; principal payable in August
    2000, but immediately callable by the noteholders if the
    Company raises at least $1,000,000 in connection with any
    subsequent private or public offering of securities. $30,000 of these notes are convertible into 30,000 shares ($1 per share) of
    the Company's common stock at any time until maturity.(1) .........       150,000            --
                                                                            ---------      --------
                                                                              161,914        18,309
   Less current maturities ............................................         8,000         7,732
                                                                            ---------      --------
                                                                            $ 153,914      $ 10,577
                                                                            =========      ========


   Future maturities of long term debt are as follows:



       Year ending April 30, (unaudited):
       ----------------------------------
                 2000 ......................   $   8,000
                 2001 ......................     153,914
                                               ---------
                                               $ 161,914
                                               =========

   ------------
  (1) As discussed in Note 1, the Company has recorded interest expense of $150,000 during the ten months ended April 30, 1999 to recognize the complete charge-off of loan discount related to this beneficial conversion feature.

4. Due to/from related party:

   At June 30, 1998, due to related party consisted of non-interest bearing advances (due on demand) to an entity under common ownership control. Due from related party at April 30, 1999 (unaudited) consisted of non-interest bearing advances to a shareholder, due on demand.

   The Company leases its principal office space from an entity related through partial common ownership. Total rent expense associated with this lease was approximately $4,800 during both of the years ended June 30, 1998 and 1997.

                         NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND

      TEN MONTHS ENDED APRIL 30, 1999 AND 1998 (UNAUDITED) -- (Continued)

5.  Income taxes:

    Income tax (expense) benefit consists of the following:

                                                                   Year ended
                                                                    June 30,
                                                            -------------------------
                                                                1998          1997
                                                            -----------   -----------
       Current ..........................................    $     --      $     --
       Deferred: ........................................
        Deferred -- other ...............................       1,000        (2,000)
        Initial recognition of deferred income taxes
          resulting from change in tax status ...........       1,100            --
        Benefit of net operating loss carryover .........      (4,000)        4,000
        Change in valuation allowance ...................       1,900        (2,000)
                                                             --------      --------
                                                             $     --      $     --
                                                             ========      ========

   The proforma income data in the statements of operations provides information as if the Company and its subsidiaries (including its former S-Corporation subsidiary) had all been treated as a C-Corporation for income tax purposes for all periods presented.

   The expected income tax (expense) benefit at the statutory tax rate differed from income taxes in the accompanying statements of operations, as follows:

                                                                     Year ended
                                                                      June 30,
                                                              -------------------------
                                                                 1998          1997
                                                              ----------   ------------
       Statutory tax rate .................................       34.0%        (34.0%)
       Taxes attributable to FBCI's S Corporation
        earnings ..........................................      (23.5)          10.8
       Change in deferred tax valuation allowance .........      (14.0)          24.5
       Non-deductible permanent differences ...............        7.3            1.0
       Other ..............................................      ( 3.8)        ( 2.3)
                                                                 -----         ------
       Effective tax rate in accompanying statements
        of operations .....................................          0%            0%
                                                                 =====         ======

     Components of deferred tax assets are as follows:

                                                                                  June 30,
                                                                         --------------------------
                                                                             1998           1997
                                                                         ------------   -----------
       Net operating loss carryover ..................................    $   6,000      $  10,000
       Different depreciation methods/lives ..........................       10,100          6,000
       Pre-opening costs capitalized for income tax purposes .........        1,000             --
       Deferred lease obligation .....................................       10,000         13,000
       Valuation allowance ...........................................      (27,100)       (29,000)
                                                                          ---------      ---------
                                                                          $      --      $      --
                                                                          =========      =========

   GGCI has a net operating loss carryover available of approximately $14,700 available to offset future taxable income. This carryover expires in 2012.

6. Commitments:

     The Company leases restaurant space under non-cancelable operating leases.

                         NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND

      TEN MONTHS ENDED APRIL 30, 1999 AND 1998 (UNAUDITED) -- (Continued)

6.  Commitments:  -- (Continued)

   Future minimum lease payments under non-cancelable operating leases, with initial or remaining lease terms in excess of one year as of June 30, 1998 are as follows:

             Year ending June 30,
             --------------------
                    1999 ...............    $  70,000
                    2000 ...............       46,000
                    2001 ...............       14,000
                                            ---------
                                            $ 130,000
                                            =========

   Rental expense relating to these leases was approximately $73,000 and $70,000 during the years ended June 30, 1998 and 1997, respectively.

   In 1995 GGCI was in arrears in the amount of $50,000 for back rent on one of its restaurants. In November 1995, the lease agreement was renegotiated to reduce monthly rental payments and provide for the prospective forgiveness of $10,000 per calendar year of the $50,000 debt provided GGCI remains in full compliance with the terms of the new lease agreement. In addition, all of GGCI's assets were pledged as collateral on this obligation. Reductions in this liability associated with the annual forgiveness are recognized as a reduction of rent expense over the life of the new lease.

   On July 1, 1998 the Company entered into three-year employment agreements with three executive officers which provide for aggregate annual base compensation of $115,000. In addition, the agreements provide for bonuses equal to an aggregate of 171/2% of net cash flow, as defined, with aggregate minimum and maximum annual bonuses of $19,500 and $51,000, respectively. Pursuant to an amendment to the employment agreements for fiscal 1999, the liability for a portion of salaries and bonuses under the agreement has been waived through June 30, 1999. Since the majority of the waived salaries and bonuses was associated with two officers who are also principal stockholders, the $75,000 (unaudited) salary/bonus forgiveness has been recorded as a capital contribution during the ten months ended April 30, 1999.

7.  Financial instruments:

   The carrying values of cash, accounts receivable, accounts payable and due from and to related party approximated fair value due to short-term maturities of these instruments. In addition, the carrying value of long-term debt approximated fair value since the stated interest rates approximate current market interest rates for similar instruments.

8.  Stock option plan:

   During August 1998, the Company adopted a stock option plan, covering 50,000 shares of common stock, for employees, officers, directors and consultants of the Company. No options have been granted as of April 30, 1999 (unaudited). Options granted will be exercisable up to 10 years from date of grant (5 years for incentive options granted to holders of more than 10% of the Company's outstanding stock). Under the plan, the exercise price for incentive options will be at least 100% of the fair market value of the stock at the date of grant (110% for options granted to holders of 10% or more of the Company's outstanding stock). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the shares of the Common Stock for which incentive stock options are first exercisable under the terms of the Plan by an option holder during any one calendar year cannot exceed $100,000.

                         NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND

      TEN MONTHS ENDED APRIL 30, 1999 AND 1998 (UNAUDITED) -- (Continued)


9. Proposed public offering:

   The Company is attempting to complete a public offering of its common stock under Regulation SB of the Securities Act of 1933. In that regard, the Company proposes to sell from 200,000 (minimum) to 300,000 (maximum) shares of its common stock at $6 per share, which is expected to yield net proceeds to the Company of between $800,000 (minimum) and $1,300,000 (maximum). No assurance can be given that the Company will be successful in completing this offering.

===============================================================================

       We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of _________, 1999.


                             ----------------------














































       Until __________ , 1999 (90 days after the date of this prospectus), all dealers that buy , sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

===============================================================================

===============================================================================





                               300,000 Shares






                                  NOLBO, INC.







                                   Prospectus








                           FIRST LEVEL CAPITAL, INC.








                               ____________, 1999



===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Article IX of the By-Laws of Nolbo provides for indemnification of officers, directors, employees and agents to the maximum extent permitted under the Delaware General Corporation Law. The employment agreement with each of Nolbo's three officers provides for his indemnification to the full extent permitted by law.

     Nolbo's Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role, as an officer or in any other capacity or to his responsibilities under any other law, such as federal securities laws.

Item 25. Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with this offering, other than underwriting commissions, non-accountable expense allowance and financial consulting fee are as follows:


        SEC filing fees ......................  $    610.66
        NASD fees ............................       707.00
        Accounting fees and expenses .........    20,000.00*
        Legal fees ...........................    60,000.00
        Blue Sky fees and expenses ...........    50,000.00*
        Printing and engraving ...............    70,000.00*
        Miscellaneous expenses ...............    18,682.34*
                                                ------------
  TOTAL ......................................  $220,000.00
                                                ============
------------
* Estimated

     Nolbo will bear all expenses shown above.

Item 26. Recent Sales of Unregistered Securities.

     The following shares of unregistered securities have been issued by the Registrant since its incorporation in Delaware. There were no underwriting discounts and commissions paid in connection with the issuance of any of said securities.

     Effective June 30, 1998, Nolbo acquired its two operating subsidiaries. namely, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., in exchange for 905,000 shares of Nolbo's common stock. In connection with such transactions, Nolbo issued the following: 280,000 shares to Bo Grektorp as trustee under the Bonita Trust for the benefit of his two minor children in exchange for his interest in Gladstone's Grilled Chicken, Inc; 5,000 shares to Kenneth Hansen in exchange for his interest in Flame Broiled Chicken, Inc.; and an aggregate of 620,000 shares to Marvin Nolley in exchange for his interest in Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc. Nolbo also issued at $1.00 per share an additional 1,000 shares in connection with Nolbo's incorporation. Exemption is claimed for the foregoing sale pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), inasmuch as the transactions did not involve a public offering within the meaning of Section 4(2) of the Act. All purchases were afforded access to information and had knowledge and experience in financial and business matters that they were capable of evaluation of the merits and risks of such investment and were able to bear the economic risk thereof.

     Between July 29 and September 18, 1998, Nolbo raised $150,000 in bridge financing from four non-affiliated investors (the "Bridge Lenders") namely, Randy Brodsky, Enrique Urrutia, Philip Jahoor and Wilfrid Chalme. In exchange for such loans, Nolbo issued to the Bridge Lenders non-convertible notes due the earlier of the completion of the Offering or two years from the date of issuance in the principal amount of $120,000 (the "Non-Convertible Notes") and convertible notes in the principal amount of $30,000 due two years from the date of issuance (the "Convertible Notes"). The Convertible Notes and Non-Convertible Notes are collectively referred to as the "Notes." Each Note bears interest at the rate of ten (10%) percent per annum. The principal of the Convertible Notes is convertible at the option of the holder into shares of Nolbo's common stock at $1.00 per share at anytime from the date of issuance until the Convertible Notes are retired. Exemption is claimed for the foregoing sale pursuant to
Section 4(2) of the Securities Act of 1933, as amended (the "Act"), inasmuch as the transactions did not involve a public offering within the meaning of Section 4(2) of the Act. All purchases were afforded access to information and had knowledge and experience in financial and business matters that they were capable of evaluation of the merits and risks of such investment and were able to bear the economic risk thereof. Exemption is also claimed under Rule 505 and 506 of the Act. All purchasers were accredited investors as that term is defined under Rule 501. In connection with such financing, Mr. Edwin Jean-Pierre received a finder's fee in the amount of $12,750 and Caribbean Securities LLC received a placement agent commission of $2,250.

Item 27. Exhibits.

     All Exhibits have been previously filed herewith unless otherwise noted.



Exhibit 1.0   Revised Underwriting Agreement
        1.1   Revised Selected Dealer Agreement
        1.2   Revised Financial Consulting Agreement
        1.3   Escrow Agreement
        3.0   Certificate of Incorporation
        3.1   Certificate of Amendment
        3.2   By-Laws
        4.0   Specimen of Common Stock
        4.3   Revised Form of Underwriter's Warrant
        5.0   Opinion of Lester Morse P.C.
       10.0   Lease for Downtown Tampa, Florida Restaurant
       10.1   Lease for Terrace Ridge Plaza
       10.2   Lease for principal executive office
       10.3   Employment Contract-Marvin Nolley
       10.4   Employment Contract-Bo Grektorp
       10.5   Employment Contract-Sean Flaherty
       10.6   Form of bridge financing agreement
       10.7 Amendment to Employment Contracts of Marvin Nolley, Bo Grektorp and Sean Flaherty
       23.0   Consent of Aidman, Piser & Company, P.A.*
       23.1   Consent of Lester Morse P.C. (included in Exhibit 5.0)


------------
  * Filed herewith.

Item 28. Undertakings.

     (a) Rule 415 Offering

     Nolbo will:

       1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution;

       2. For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

       3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Equity Offerings of Nonreporting Small Business Issuers Nolbo will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (c) Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Nolbo pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, Nolbo has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Nolbo of expenses incurred or paid by a director, officer or controlling person of Nolbo in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nolbo will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida, on this 11th day of August, 1999.




                                       NOLBO, INC.




                                       By: /s/ Marvin M. Nolley
                                          ------------------------------
                                          President and Chief
                                          Operating Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.




     Signature                       Title                     Date
     ---------                       -----                     ----
/s/ Marvin M. Nolley     President, Chief Executive         August 11, 1999
----------------------   Officer, Director
Marvin M. Nolley


/s/ Bo G. Grektorp       Vice-President, Director           August 11, 1999
----------------------
Bo G. Grektorp


/s/ Hans Bremstrom       Director                           August 11, 1999
----------------------
Hans Bremstrom


/s/ Sean Flaherty        Chief Financial and Accounting     August 11, 1999
----------------------   Officer, Treasurer, Secretary
Sean Flaherty            Director

                                 Exhibit Index

All Exhibits have been previously filed herewith unless otherwise noted.

Exhibit
-------
 1.0       Revised Underwriting Agreement
 1.1       Revised Selected Dealer Agreement
 1.2       Revised Financial Consulting Agreement
 1.3       Escrow Agreement
 3.0       Certificate of Incorporation
 3.1       Certificate of Amendment
 3.2       By-Laws
 4.0       Specimen of Common Stock
 4.3       Revised Form of Underwriter's Warrant
 5.0       Opinion of Lester Morse P.C.
10.0       Lease for Downtown Tampa, Florida Restaurant
10.1       Lease for Terrace Ridge Plaza
10.2       Lease for principal executive office
10.3       Employment Contract-Marvin Nolley
10.4       Employment Contract-Bo Grektorp
10.5       Employment Contract-Sean Flaherty
10.6       Form of bridge financing agreement
10.7 Amendment to Employment Contracts of Marvin Nolley, Bo Grektorp and Sean Flaherty
23.0       Consent of Aidman, Piser & Company, P.A.*
23.1       Consent of Lester Morse P.C. (included in Exhibit 5.0)


------------
* Filed herewith.